August 2, 2013

LipoScience Appoints Robert Greczyn Interim President and Chief Executive Officer

Company Reports Preliminary Revenues for Second Quarter in Line With Previous Guidance
Company Revises Revenue Guidance for Calendar Year 2013 to Between $52 and $54 Million

RALEIGH, N.C., Aug, 2, 2013 (GLOBE NEWSWIRE) -- LipoScience, Inc. (Nasdaq:LPDX), a diagnostic company pioneering a new field of personalized NMR diagnostics to advance the quality of patient care in cardiovascular, metabolic and other diseases, announced today that Richard Brajer has stepped down as President, CEO and Director to pursue other interests. Robert Greczyn has been named Interim President & Chief Executive Officer, effective immediately. The Board of Directors of LipoScience intends to initiate a search for a permanent CEO immediately.

Buzz Benson, Chairman of LipoScience commented: "With his extensive executive management experience, knowledge of the managed care industry and significant academic involvement within the public health arena, Bob Greczyn offers important insight and leadership to the Company. His input as a director has been invaluable and we look forward to his continued contribution as CEO while we identify a permanent replacement."

Mr. Greczyn joined the board of LipoScience in 2011 and has been a close advisor to the Company throughout his tenure as director. Prior to his service as a director of LipoScience, Mr. Greczyn was the Chief Executive Officer of Blue Cross Blue Shield of North Carolina, where he also served on the board of the Blue Cross Blue Shield Association and chaired several Blue Cross Blue Shield Association committees. In addition, Mr. Greczyn was Chairman of the Board of the Council for Affordable Quality Care, an alliance of chief executive officers of the nation's leading health insurers.

"It has been an honor to build LipoScience and lead this great company for 10 years," said Mr. Brajer. "Given my interests, the Board and I mutually decided it is the right time for a transition."

Mr. Benson concluded: "We thank Rick for his leadership and many valuable contributions to the Company over the last ten years and wish him well in his future endeavors."

Preliminary Second Quarter Revenues and Revised Full Year Revenue Guidance

The Company also announced today that it expects to report second quarter 2013 revenues of $13.3 million, in line with the low end of the guidance provided during the Company's first quarter 2013 earnings conference call. In addition, based on information available as of August 2, 2013, the Company is revising its revenue guidance for the full year 2013 to between $52 and $54 million as compared to the previous revenue guidance range of $54 to $56 million. The preliminary financial information presented in this press release represents estimates only, as the Company has not completed its financial statements for its second quarter ended June 30, 2013.

Conference Call Information

As previously announced, LipoScience will release results for the second quarter ended June 30, 2013 before the market opens on Tuesday, August 6, 2013. Management will host a conference call on the same day at 8:30 a.m. EDT to discuss these results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

About LipoScience, Inc.

LipoScience, Inc. is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. The company's first proprietary diagnostic test, the NMR LipoProfile® test, measures the number of low-density lipoprotein particles (LDL-P) in a blood sample and provides physicians and their patients with actionable information to personalize management of risk for heart disease. To date, over 10 million NMR LipoProfile tests have been ordered. LipoScience's automated clinical analyzer, Vantera®, has been cleared by the U.S. Food and Drug Administration (FDA). It requires no previous knowledge of NMR technology to operate and has been designed to dramatically simplify complex technology through ease of use and walk-away automation. The Vantera Clinical Analyzer will be placed with national and regional clinical laboratories.

LipoScience is driving NMR diagnostics toward becoming a clinical standard of care by decentralizing its technology and expanding its menu of personalized diagnostic tests to address a broad range of cardiovascular, metabolic and other diseases. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the Company's expected revenue for the quarter ended June 30, 2013 and the full year 2013. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Further information on potential factors and other risks that could affect the Company's business and operating results is included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and other filings the Company makes with the Securities and Exchange Commission from time to time. These documents are available on the SEC Filings section of the Investor Relations page of the Company's website at http://investor.liposcience.com/. The statements made herein are based on information available to LipoScience as of the date of this press release, and the Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact

Investors:
Bob Yedid
ICR, Inc.
646-277-1250
bob.yedid@icrinc.com

Media:
Phil Denning
ICR, Inc.
203-682-8246
Phil.denning@icrinc.com